EXHIBIT 99.1

                                          Contact:    Sitrick And Company
                                                      Ann Julsen
                                                      Brenda Adrian
                                                      Jennifer Mercer
                                                      (310) 788-2850

      FOR IMMEDIATE RELEASE


            BRAZOS SPORTSWEAR FILES TO REORGANIZE UNDER CHAPTER 11; OBTAINS COMMITMENT FOR $62.5 MILLION IN DIP FINANCING

      CINCINNATI, OHIO -- JANUARY 21, 1999 -- Brazos Sportswear, Inc. (OTC BB:
BRZS) announced today that the Company and its subsidiaries filed voluntary petitions under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the District of Delaware. Concurrently, Brazos announced that it has received commitments for up to $62.5 million in debtor-in-possession (DIP) financing from its existing bank group, led by Fleet Capital Corporation as agent, which Brazos believes will be adequate to fund the Company's operations during the reorganization period.

      Gilbert C. Osnos, interim president and chief executive officer of Brazos, emphasized that daily operations of the Company's manufacturing facilities, distribution centers and offices will continue as usual, and employees will continue to be paid as they always have. "Vendors will be paid in the ordinary course for goods and services purchased after the filing date," Mr.Osnos said.
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       "Over the past few months, the Company has made a number of tough decisions, including the planned closure of our Cincinnati licensed product manufacturing facility and the disposal of excess inventory. While the Company has made progress in its turnaround efforts, management and the board of directors have determined that Brazos must take immediate steps to reorganize its operations, and at the same time restructure its debt obligations to create a capital structure that will ensure that sufficient resources are available to fund the Company's operations.

      "After reviewing the various alternatives available, we concluded that utilizing the Chapter 11 process to complete our financial restructuring is in the best interests of the Company and its various constituents," Mr. Osnos said. "This action will allow the Company to achieve its restructuring objectives in an orderly, timely manner."

      He said BT Alex. Brown Incorporated, retained by Brazos Sportswear in November 1998, continues as the Company's financial advisor during the restructuring period.

      Mr. Osnos, appointed in mid-December 1998, is a principal of OSNOS & Company, a New York- and Charlotte, N.C.- based turnaround and corporate renewal firm which Brazos has retained to assist in its restructuring. Richard Redden, a principal of OSNOS & Company, has been named executive vice president and acting chief operating officer of Brazos.

      Brazos Sportswear, Inc., designs, produces and markets moderately priced sportswear. Headquartered in Cincinnati, Ohio, it operates manufacturing, distribution and sales facilities in 12 states.
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THIS PRESS RELEASE MAY INCLUDE STATEMENTS THAT CONSTITUTE "FORWARD-LOOKING"
STATEMENTS. THESE STATEMENTS ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT WOULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, CONTINUED ACCEPTANCE OF THE COMPANY'S PRODUCTS IN THE MARKETPLACE, COMPETITIVE FACTORS, DEPENDENCE UPON THIRD-PARTY VENDORS, AND OTHER RISKS DETAILED IN THE COMPANY'S PERIODIC REPORT FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. BY MAKING THESE FORWARD-LOOKING STATEMENTS, THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE THESE STATEMENTS FOR REVISIONS OR CHANGES AFTER THE DATE OF THIS RELEASE.

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